Exhibit 99.1

GOLDFIELD ANNOUNCES SECOND QUARTER 2010 RESULTS

MELBOURNE, Florida, August 13, 2010 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced its results for the three and six months ended June 30, 2010.

Revenue for the three months ended June 30, 2010 increased 18.4% to $8.6 million, compared to revenue of $7.2 million for the three months ended June 30, 2009. The Company’s operating loss improved $513,000 to $366,000 in the current quarter, compared to an operating loss of $879,000 during the same period in 2009.

Revenue for the six months ended June 30, 2010 increased 6.0% to $17.1 million, compared to revenue of $16.1 million for the six months ended June 30, 2009. The Company’s operating loss improved $213,000 to $220,000 in the current period, compared to an operating loss of $433,000 during the same period in 2009.

For the three months ended June 30, 2010, electrical construction revenue increased by $1.3 million, or 18.4%, to $8.6 million from $7.2 million for the three months ended June 30, 2009. This increase in revenue was primarily due to an increase in fiber optic contract work during the most recent quarter. Electrical construction revenue increased slightly to $16.2 million for the six months ended June 30, 2010, from $16.1 million in the same period last year. Electrical construction operations had operating income of $337,000 for the three months ended June 30, 2010, compared to an operating loss of $162,000, during the same period in 2009, an increase of $499,000. This increase was mainly due to the aforementioned increase in fiber optic revenue. For the six months ended June 30, 2010, operating income from electrical construction operations decreased to $932,000, from $1.1 million for the same period in 2009. This decrease was mainly due to a reduction in higher margin storm work projects, when compared to the same period in the prior year.

The Company had no revenue from real estate development operations for either the three months ended June 30, 2010 or 2009. For the six months ended June 30, 2010, real estate revenue increased to $896,000 from $0 during the same period in 2009. The increase in revenue was due to the sale of three Pineapple House condominium units during the six months ended June 30, 2010, compared to no sales during the same period in 2009.

Real estate development operations had an operating loss of $81,000 for the three months ended June 30, 2010, an improvement of $19,000 from an operating loss of $101,000 during the same period in 2009. This improvement was mainly due to a decrease in post construction and holding costs of the Pineapple House condominium units. Real estate development operations

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had operating income of $170,000 in the six months ended June 30, 2010, compared to an operating loss of $260,000 in the six months ended June 30, 2009, an increase of $429,000. This increase in operating income for the six month period ended June 30, 2010, was mainly due to the aforementioned increase in condominium units sold.

Net loss for the three months ended June 30, 2010 was $389,000 ($0.02 net loss per share) compared to net loss of $903,000 ($0.04 net loss per share) in the comparable prior year quarter. Net loss for the six months ended June 30, 2010, decreased to $275,000 ($0.01 net loss per share) from a net loss of $492,000 ($0.02 net loss per share) in the comparable prior year period.

John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield commented “Although revenue for electrical services has shown a modest improvement for the six-month period ended June 30, 2010 in the second-quarter we experienced revenue growth of over 18%. We are seeing signs of an increase in bid activity for new projects from existing electrical utility customers and we are pursuing new markets for transmission, foundations and fiber optics outside our historic footprint. Improvements in the economy have been slow and competition for work continues to be challenging. Project postponements and delays by our customers for expected projects have adversely affected our revenue and earnings. We remain optimistic, however, regarding the prospects for long-term growth in light of the anticipated improvements required to the nation’s transmission infrastructure.”

Mr. Sottile continued, “With respect to our real estate operations, the current market continues to be extremely challenging. We are fortunate that our exposure is limited and we have continuing sales at Pineapple House above our current carrying value.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the

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credit markets. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue
Electrical construction	$8,563,811	$7,233,173	$16,200,734	$16,134,042
Real estate development	—	—	896,026	—

Total revenue	8,563,811	7,233,173	17,096,760	16,134,042

Costs and expenses
Electrical construction	7,454,303	6,634,301	13,730,330	13,408,286
Real estate development	(140)	41,225	493,378	88,512
Selling, general and administrative	751,312	695,317	1,651,798	1,568,922
Depreciation	724,594	795,042	1,441,438	1,555,231
Gain on sale of assets	—	(53,465)	—	(53,465)

Total costs and expenses	8,930,069	8,112,420	17,316,944	16,567,486

Total operating loss	(366,258)	(879,247)	(220,184)	(433,444)

Other income (expenses), net
Interest income	6,896	8,569	14,166	17,434
Interest expense, net	(35,527)	(41,387)	(68,774)	(87,978)
Other income, net	15,178	(4,026)	24,926	9,076

Total other expenses, net	(13,453)	(36,844)	(29,682)	(61,468)

Loss from continuing operations before income taxes	(379,711)	(916,091)	(249,866)	(494,912)

Income tax provision	9,552	(9,633)	24,711	—

Loss from continuing operations	(389,263)	(906,458)	(274,577)	(494,912)

Gain from discontinued operations, net of tax	—	3,368	—	3,368

Net loss	$(389,263)	$(903,090)	$(274,577)	$(491,544)

Loss per share of common stock - basic and diluted
Continuing operations	$(0.02)	$(0.04)	$(0.01)	$(0.02)
Discontinued operations	—	—	—	—

Net loss	$(0.02)	$(0.04)	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,598,224	$3,534,993
Accounts receivable and accrued billings, net	4,577,353	3,740,047
Real estate inventory	1,557,794	1,456,682
Costs and estimated earnings in excess of billings on uncompleted contracts	1,448,836	1,625,835
Income taxes recoverable	514,047	819,027
Prepaid expenses and other current assets	812,480	536,425

Total current assets	11,508,734	11,713,009

Property, buildings and equipment, at cost, net	8,678,785	8,292,973
Notes receivable, less current portion	256,983	275,513
Deferred charges and other assets	1,364,834	1,380,703

Total assets	$21,809,336	$21,662,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,319,597	$1,994,458
Contract loss accruals	86,293	512,079
Current portion of notes payable	1,967,259	2,130,666
Other current liabilities	7,963	4,778

Total current liabilities	4,381,112	4,641,981
Other accrued liabilities	21,768	25,234
Notes payable, less current portion	2,970,000	2,283,950

Total liabilities	7,372,880	6,951,165

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,518,417)	(5,243,840)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,436,456	14,711,033

Total liabilities and stockholders’ equity	$21,809,336	$21,662,198